Exhibit 10.3
ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380
P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000
PERSONAL AND CONFIDENTIAL
[Date]
Dear                     :
The Compensation and Benefits Committee of the Anadarko Petroleum Corporation (the “Company”, including where applicable affiliates of the Company) Board of Directors has made a Nonqualified Option Award (“Options”) to you under the Company’s 2008 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This Options Award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Prospectus”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].
Effective [Grant Date], you have been granted Options to buy                      Shares at $                     per Share. Provided you remain employed by the Employer until such dates, one-third of this Award will vest on [first anniversary of Grant Date]; one-third will vest on [second anniversary of Grant Date], and the remaining one-third will vest on [third anniversary of Grant Date]. Any unexercised Options shall expire seven years from date of grant, or on [date].
Upon vesting, the Options may be exercised in whole or in part by filing a written notice with the Company’s Corporate Secretary at its corporate headquarters. Such notice shall be in the form specified by the Company. Payments of all amounts due (e.g., Exercise Price and applicable withholding taxes) shall be made by check payable to the Company, unless the Company has provided that such amounts may be satisfied in the following manner: (i) all or a portion of the Exercise Price may be paid by delivery of Mature Shares having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (ii) you may pay the Exercise Price by authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Options and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. No Shares shall be issued or delivered until full payment of the Exercise Price and applicable withholding taxes, if any, have been made.

Unexercised Options shall expire and be forfeited (without value) to the Company in the event of your termination of employment, unless otherwise provided below:
     (i) Retirement. If your employment with the Company ceases by reason of your retirement pursuant to a pension or retirement plan of the Company, you (or, in the event of your death after retirement, your legal representative) may, within a period of not more than thirty-six (36) months after the date of cessation of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable on the date of retirement.
     (ii) Death. If your employment with the Company is terminated due to death, any outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. Your legal representative or other person or persons to whom your rights under the Options shall pass to by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of death (unless the Options expire earlier by their own terms), exercise the Options. In the event of your death after termination of employment, your legal representative will have the remaining exercise period awarded to you by your reason of termination as provided in this Award Agreement or the Plan.
     (iii) Disability. If your employment with the Company is terminated due to total disability (as defined in the Company’s Disability Plan), any outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. You (or, in the event of your death after you become disabled, your legal representative) may, within a period of not more than thirty-six (36) months (unless the Options expire earlier by their own terms) after the date of termination of employment, exercise the Options.
     (iv) Termination Without Cause. If your employment with the Company is terminated by the Company due to a reduction in force, job abolishment, or at the convenience of the Company, as determined by the Company, you (or, in the event of your death after such termination, your legal representative) may, within a period of not more than twelve (12) months (unless the Options expire earlier by their own terms) after such termination of employment, exercise the Options if and to the extent they were exercisable at the date of such termination.
     (v) Termination following a Change of Control. If your employment with the Company is terminated following a Change of Control and you received a benefit under the Key Employee Change of Control Contract, Key Manager Change of Control Contract or the Change of Control Severance Pay Plan, you (or, in the event of your death after termination, your legal representative) may, within a period of not more than three (3) months (unless the Options expire earlier by their own terms) after such termination of employment, exercise the Options if and to the extent they were exercisable at the date of such termination.

     (vi) Voluntary Termination. If you voluntarily terminate employment with the Company, you (or, in the event of your death, your legal representative) may, within a period of not more than three (3) months (unless the Options expire earlier by their own terms) after such termination of employment, exercise the Options if and to the extent they were exercisable at the date of such termination.
Notwithstanding anything to the contrary, if you are terminated by the Company as provided in (iv), (v) and (vi) above and you qualify for retirement under the Company’s retirement plan, you shall be deemed to have terminated employment because of retirement.
The Options granted hereunder are not transferable except by will or the laws of descent and distribution. Options are exercisable, during your lifetime, only by you. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Options or any right or privilege conferred hereby, the Options and the right and privilege conferred hereby shall immediately become null and void.
You shall have no rights as a stockholder with respect to any Shares subject to the Options prior to the date you are issued a certificate or certificates for such Shares, or until such Shares are recorded on the books of the Company’s stock transfer agent.
Once Options have been exercised and Shares have been delivered to you, you are free to sell, gift or otherwise dispose of such Shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.
If you have any questions on this grant, please call me at 832-636-xxxx.
Sincerely,